Exhibit 99.1

May 11, 2021

Fellow Shareholders,

The first quarter of 2021 was an inflection point for fuboTV. We had an outstanding quarter, delivering better-than-expected growth in subscribers, total revenue and advertising revenue, all of which more than doubled year-over-year. For the first time in any first quarter, we reported sequential revenue and subscriber growth, despite past seasonality trends. This tells us that consumers are increasingly cutting the cord. We believe they are choosing fuboTV, enticed by superior value, our year-round content offerings and a customer-centric, innovative product experience relative to legacy pay TV (cable / satellite / telco). We see this trend continuing to accelerate as more consumers discover they can cut the cord without losing access to the sports teams, live channels and content they love.

With 78 million households still tied to legacy pay TV according to eMarketer, fuboTV is taking advantage of these market tailwinds, continuing to increase our share of net subscriber additions among all virtual MVPDs (vMVPDs). And, underlining this tailwind, our continued year-over-year adjusted contribution margin expansion underscores that we are progressing well on our path to profitability, while we continue to invest in our future growth.

Note: Unless otherwise stated, 2020 and 2019 financials and metrics represent pro-forma fuboTV pre-merger plus FaceBank pre-merger less Facebank AG and Nexway, businesses sold in July 2020.

Q1 2021 Highlights

●	Total revenue grew 135% YoY to $119.7 million

●	Advertising revenue grew 206% YoY to $12.6 million

●	Subscription revenue increased 131% YoY to $107.1 million

●	fuboTV reached 590,430 subscribers, up 105% YoY and up 8% vs. Q4 2020

●	Average Revenue Per User (ARPU)[1] per month increased 28% YoY to $69.09

●	Advertising ARPU per month increased 57% YoY to $7.11

●	Adjusted Contribution Margin was positive 5.3%, up 230 bps from 3.0% in Q1 2020

1 Refer to the reconciliation of Revenue to ARPU and Adjusted Contribution Margin in the non-GAAP information in the tables, which for prior periods are presented on a fuboTV pre-merger-only basis.

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Key Operating Metrics	1Q19	1Q20	1Q21	1Q21 YoY %
Subscribers (thousands)	210	287	590	+105%
Content Hours Streamed (millions)	48	107	228	+113%
ARPU	$43.43	$54.16	$69.09	+28%
Advertising ARPU	$2.89	$4.54	$7.11	+57%
Adjusted Contribution Margin %	-13.6%	3.0%	5.3%	+230 bps

Summary Financials (millions)	1Q19	1Q20	1Q21	1Q21 YoY %
Revenue	$28.6	$51.0	$119.7	+135%
Total Operating Expenses	$-72.0	$102.7	$184.8	+80%
Net Loss	$-40.7	$-66.6	$-70.2	-5%
Net Loss Margin	-142.1%	-130.5%	-58.6%	+7,183 bps
Adjusted EBITDA	$-38.2	$-36.9	$-46.5	-26%
Adjusted EBITDA Margin	-133.4%	-72.3%	-38.8%	+3,347 bps

Guidance	2Q21	FY21
Revenue ($ in millions)	$120-122	$520-530
Subscribers (thousands)	600-605	830-850

We ended the quarter with $465 million of cash, cash equivalents and restricted cash. This included the impact in the quarter of $390 million net proceeds from the closing of our convertible senior notes offering on February 2, 2021 and the $5 million repayment of the Small Business Association Payment Protection Program loan. Subsequent to the end of the quarter, in May 2021 we repaid in full the $18 million senior secured loan with AMC Networks, as part of our capital structure optimization.

Earnings per share (EPS) in the quarter was negative $0.59 and included $0.02 negative impact from expenses incurred for the launch of our wagering business and $0.02 negative impact from the amortization of the debt discount related to our senior convertible notes.

Given the multiple tailwinds, coupled with our growing market share and sequentially lower SAC, we accelerated our investment in team, technology and infrastructure during the quarter. While this resulted in the expected expense increase in absolute dollars year-over-year, our expense costs significantly reduced in proportion to revenue, resulting in a material year-over-year improvement in our Adjusted EBITDA margin from -72.3% to -38.8% as we continue to focus on our path to profitability. Operating expenses for the quarter were up 80% year-over-year, notably lower than the 135% increase in revenue over the same period.[2]

Operating cash flow in the quarter was negative $53.9 million, improving more than $20 million compared to the fourth quarter 2020. This includes the impact of payments associated with wagering, one-time content commercial true-up payments and timing of some annual operating expenses paid in the first quarter, which totaled $13.0 million.

2 Refer to the reconciliations of GAAP Net Loss to Non-GAAP Adjusted EBITDA in the non-GAAP information in the tables.

2

To accelerate the launch of our owned and operated Fubo Sportsbook, we completed the acquisition of sports betting and interactive gaming company Vigtory in the first quarter, for a total of $37.2 million, including merger consideration and equity compensation vesting over future periods.

As of March 31, 2021 the Company had 140,549,783 common shares issued and outstanding, following the conversion into common of all 46,439,226 shares of the Company’s Series AA Convertible Preferred Stock issued and issuable as of December 31, 2020.

Operational Highlights

The Company delivered record results during the first quarter of 2021, growing total revenue by 135%, advertising revenue by 206% and subscribers by 105%, all compared to the previous year. This quarter represents an inflection point for our business as we acquired less seasonally driven subscribers and more permanent cord-cutters, enticed by our differentiated content lineup and product experience. As a result, for the first time, we overcame the typical seasonal revenue declines and grew sequentially in the first quarter. We leveraged the breadth of our national and regional sports offering, and leading news and entertainment content, to fuel sequential growth, backed by product enhancements, data-driven marketing optimizations and packaging strategies.

3 Source: Nielsen Media Research NPower, 1Q21 vs. 1Q20 Based on Household Universe Estimates

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Net subscriber additions in the first quarter were approximately 43,000, compared to a decline of approximately 28,000 in the first quarter of 2020. Our approximately 303,000 net subscriber additions since the first quarter of 2020 resulted in subscriber growth of 105% year-over-year, compared to the 24% growth for the entire vMVPD market over the same period.[3] We achieved this strong subscriber growth efficiently, reducing sales and marketing as a percentage of revenue from 28% in the fourth quarter of 2020 to 18% in the first quarter of 2021, and improving churn, with a 105 basis points improvement year-over-year.

fuboTV’s proprietary viewership data continues to be a crucial component in enabling us to make strategic content decisions about how we surface that content for our subscribers, both programmatically and human-curated, yielding strong engagement metrics. In the first quarter of 2021, our users (paid and trial) streamed over 228 million hours, an increase of 113% year-over-year. Our monthly active users (MAUs) watched 129 hours per month on average, up 8% year-over-year, demonstrating strong engagement with our leading sports, news and entertainment content on the platform.

The first quarter was also very strong for our advertising business, building on our subscriber expansion and increased viewer engagement. The majority of brands advertising with fuboTV are repeat clients, attracted to fuboTV’s differentiated and highly engaged audience. We also continue to attract new advertisers with a high level of retention. Brands return to fuboTV for our offering of 100% premium content, ads that are 100% viewable and an audience that is 100% authenticated and household addressable. With 93% of our content viewed on a big-screen TV, and 90% viewing live content, we offer advertisers the premium engagement and content of linear TV with the addressable targeting capabilities of a CTV platform.

In the first quarter, ad revenue reached $12.6 million and grew 206% year-over-year, accounting for 11% of total revenue in the first quarter of 2021 compared to 8% in the first quarter of 2020. Advertising ARPU reached $7.11, up 57% year-over-year. Since advertising is also affected by market seasonality, it is notable that our first quarter 2021 ad revenue was close to that of our fourth quarter 2020, setting up the company for a solid year. Our strong performance, coupled with continued investments around ad tech and innovation, underscores our goal to more than double our advertising revenue this year.

We continued to drive margin expansion year-over-year with adjusted contribution margin of 5.3%, up 230 basis points from the first quarter of 2020. This growth was driven by strength in our advertising business and subscription ARPU expansion, a result of our solid execution as it pertains to upsells and packaging, evidenced by our Attach Rate of 2.1, up from 1.0 in the first quarter of 2020. This was partially offset by contractual escalators in our content distribution agreements, most of which take place in January. Note that our content mix was largely unchanged between the fourth quarter 2020 and the first quarter 2021.

State of the Business

Two recent industry developments - the proliferation of subscription video on demand (SVOD) services and the NFL’s long-term commitment to broadcasters and consequently the bundle - have us more excited than ever about the future of vMVPDs.

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Although consumers have never had more choices, juggling an ever-expanding breadth of services will become costly and fractured. It is our view that consumers that care about sports and live TV will find greater value in aggregation and bundling where they can enjoy the best content, in a seamless, curated experience, personalized to their needs and at an affordable price. Our engagement metrics, as well as various industry projections, indicate the growth of vMVPDs should remain robust.

fuboTV’s market position is sports-first, and we believe more than ever in the future of sports streaming. We were not surprised to see the NFL acknowledge the significance of television, and, by extension, the vMVPD market segment by striking carriage deals with each of the major broadcasters well into the next decade. We believe most sports fans will prefer to consume the NFL in one seamless experience.

Combined, these two dynamics excite us for the future. It is our view that the bundle will undergo a revival and we’ll see a major shift back to aggregation and bundling as individual services begin to raise prices. We believe it will become more burdensome and expensive for consumers to actively manage numerous SVOD services. We expect consumers will look for a unified and personalized streaming experience that provides easy access to premium content, favorite sports teams and live TV channels at a fair price.

We said last quarter that we would be measured and disciplined in our content approach. Underscoring our data-led approach to licensing and programming optimization, we delivered strong subscriber performance in the first quarter. This strategy leads to longer-term subscribers, rather than short-term viewers who might only choose fuboTV for a specific event. A successful example of this approach was our decision to have only partial coverage of the March Madness tournament, which many thought would have a negative impact on our business.

To further our sports-first differentiation, we recently acquired exclusive streaming rights for what our data has shown to be one of the most popular World Cup qualifying tournaments - the South American Qatar World Cup 2022 Qualifiers (CONMEBOL) - featuring some of soccer’s most competitive teams (Argentina, Brazil and Uruguay) and biggest stars (Messi, Suarez, Neymar, etc). With CONMEBOL, we have acquired a coveted piece of content that resonates very well with our subscriber base and is appealing to both English and Spanish speaking audiences. CONMEBOL will also give us the opportunity to expand our original productions through fubo-produced shoulder programming for our ad-supported linear channel Fubo Sports Network. We believe CONMEBOL will not only drive engagement and monetization, but also solidify our brand ahead of the upcoming World Cup in 2022. Over time, fuboTV plans to continue to make data-based economic decisions as it pertains to the future acquisition of certain exclusive sports streaming rights.

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New distribution agreements with Marquee Sports Network (Chicago) and AT&T Sports Network (Pittsburgh) further extend our leading position as the live TV streaming platform with the most regional sports networks (RSNs) in our base package.

Wagering & Interactivity

We remain focused on our strategy to integrate fuboTV’s streaming video product with interactivity and gaming. We are on track to launch free-to-play gaming in the third quarter of 2021 and our Fubo Sportsbook, a comprehensive sports entertainment experience through sports betting and interactive gaming, in the fourth quarter of 2021, subject to obtaining requisite regulatory approvals.

In the coming weeks, we will begin beta testing our predictive, free-to-play gaming experience integrated into our core video product. The beta test will give us the opportunity to introduce gaming to a cohort of users, gather data on usability and optimize ahead of launch.

Regarding our sportsbook, over the last few months, we acquired three market access licenses including Indiana, Iowa and New Jersey, with more discussions in progress.

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We believe we will have several distinct advantages over the recent proliferation of sportsbooks exploring wagering partnerships with gaming and media distribution companies. We will be able to combine streaming and gaming under one data analytics platform delivering a holistic user experience. We believe no other competitor has these capabilities today. Our expected advantages include:

●	Lower customer acquisition costs: Customers signing up to watch a sporting event on fuboTV may also want to bet on that event. For reference, fuboTV mobile app installs average 400,000 per month exposing our product to a broad consumer base. This increases to 600,000 app installs per month during football season.

●	Engage first-time bettors: Sports betting platforms cater to sophisticated bettors. We’re building our sportsbook for mainstream sports fans. Integrating wagering into fuboTV’s streaming video product should allow us to reach a much wider consumer base - from the experienced to the novice bettor.

●	All-in-One platform: fuboTV can leverage our in-house data capabilities—both historical and real-time—to surface relevant bets and create bespoke betting markets for our customers. We aren’t reliant on a third party to share data with us.

We look forward to bringing to market a more inclusive, expansive and integrated sports wagering product in our aim to turn passive viewers into active participants. And, vice versa, attracting new, active players to our sportsbook and turning them into fubo streaming customers.

Guidance

We are very optimistic for fuboTV’s future following our record subscriber and advertising growth in the first quarter. As a result, we are increasing our guidance for full year 2021 revenue to $520-530 million, the midpoint of which represents an increase of 101% year-over-year, up from an increase of 78% in our prior guidance. Similarly, we are increasing our end-of-year subscribers guidance to 830,000-850,000, up 53% year-over-year at the midpoint, compared to an increase of 40% in our prior guidance. This subscriber outlook implies full year 2021 net additions of at least 282,000, 22% higher than our full year 2020 net additions of 232,000.

Our second quarter revenue guidance takes market seasonality into account with revenue of $120-122 million, the midpoint of which represents an increase of 174% year-over-year. Similarly, our second quarter subscriber guidance includes 600,000-605,000 subscribers, up 111% year-over-year at the midpoint.

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The above guidance does not include any projected revenues from online sports wagering.

Conclusion

fuboTV’s first quarter was an inflection point in our business and set us up for what we expect to be a stellar 2021. In the first quarter, we continued our growth trajectory, more than doubling our total revenue, ad revenue and paid subscribers, despite seasonal trends. As highlighted in our continued year-over-year margin expansion, we are progressing well on our path to profitability, while investing in our future growth.

Our differentiation in the marketplace - sports-focused programming, a tech-first and data-driven user experience and the planned integration of wagering and interactivity - firmly positions the company strongly for long-term growth. We are pleased with and confident in the execution of our growth strategy and expansion into online sports wagering.

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The future looks bright for fuboTV. We believe the macro tailwinds are strong. An April 2021 study from S&P Global forecasted an acceleration of subscriber losses across legacy pay TV (cable / satellite / telco) and, in fact, several of these companies have reported first quarter 2021 subscriber losses. We see this trend continuing to accelerate as more consumers discover they can cut the cord without losing access to live sports, news and entertainment content. Moreover, the combination and timing of positive trends across cord-cutting, connected TV advertising and online sports wagering are positively impacting our business. Our increasing market share warrants greater investment into human capital, infrastructure and product innovation to ensure we are taking full advantage of these tailwinds.

We remain steadfast in our mission to provide the world’s most thrilling sports-first live TV experience with the greatest breadth of premium content, interactivity and integrated wagering. We are very excited about what’s to come for fuboTV in 2021 and beyond, and look forward to continuing this journey with you.

Sincerely,

David Gandler, co-founder and CEO	Edgar Bronfman Jr., executive chairman

Q1 2021 Earnings Live Video Webcast

fuboTV CEO David Gandler and CFO Simone Nardi will host a live video webcast today at 5:30 p.m. ET to deliver brief remarks followed by Q&A. The live webinar will be available on the Events page of fuboTV’s investor relations website. An archived replay will be available on fuboTV’s website following the webinar. Participants should join the webinar 10 minutes in advance to ensure that they are connected prior to the event.

More Information

We encourage you to read our full set of financial statements and SEC filings, and to sign up for email alerts, on the investor relations section of our website at ir.fubo.tv.

Additional information is available at www.sec.gov under fuboTV Inc.’s filings, as well as https://ir.fubo.tv.

fuboTV intends to use its website as a disclosure channel and investors are encouraged to refer to it, as well as press releases and SEC filings. The company encourages reading the full set of financial statements and related disclosures in its Form 10-Q for the quarter ended March 31, 2021, that will be filed by May 17, 2021.

About fuboTV

With a mission to provide the world’s most thrilling sports-first live TV experience through the greatest breadth of premium content, interactivity and integrated wagering, fuboTV Inc. (NYSE: FUBO) is focused on bringing to life its vision of a streaming platform that transcends the industry’s current virtual MVPD model. fuboTV Inc. operates in the U.S., Canada and Spain.

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Leveraging its proprietary data and technology platform optimized for live TV and sports viewership, fuboTV Inc. aims to turn passive viewers into active participants. Through its cable TV replacement product, fuboTV, subscribers can stream a broad mix of 100+ live TV channels, including 42 of the top 50 Nielsen-ranked networks across sports, news and entertainment — more than any other live TV streaming platform (source: Nielsen Total Viewers, 2020). fuboTV intends to add interactivity to its streaming experience with the launch of a predictive free-to-play gaming app in Q3 2021.

Fubo Gaming Inc., a subsidiary of fuboTV Inc., expects to launch Fubo Sportsbook, a comprehensive sports entertainment experience through sports betting and interactive gaming, in Q4 2021, subject to obtaining requisite regulatory approvals.

Forward-Looking Statements

This letter contains forward-looking statements of fuboTV Inc. (“fuboTV”) that involve substantial risks and uncertainties. All statements contained in this letter that do not relate to matters of historical fact are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding our financial condition, anticipated financial performance, market opportunity, business strategy and plans, the continued shift in consumer behavior and the expected launch of Fubo Sportsbook. The words “could,” “will,” “plan,” “intend,” “anticipate,” “approximate,” “expect,” “potential,” “believe,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that fuboTV makes due to a number of important factors, including but not limited to risks related to the ability to realize the anticipated benefits of the Balto and Vigtory acquisitions; our actual operating results may differ significantly from our guidance; risks related to the company’s access to capital and fundraising prospects to fund its ongoing operations; we may require additional capital to meet our financial obligations and support our planned growth; risks related to diverting management’s attention from fuboTV’s ongoing business operations to address integration and fundraising efforts; we may never achieve or maintain profitability; our revenue and gross profit are subject to seasonality; our operating results may fluctuate; we may not be successful in attracting and retaining subscribers; we may not be able to license streaming content or other rights on acceptable terms; risks related to our ability to capitalize successfully on market trends and develop and market a sports wagering offering, and other risks, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, and changes in tax and other laws, regulations, rates and policies, including the impact of COVID-19 on the broader market. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are discussed in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 25, 2021, as amended on Form 10-K/A filed with the SEC on March 29, 2021 and our other periodic filings with the SEC. We encourage you to read such risks in detail. The forward-looking statements in this letter represent fuboTV’s views as of the date of this letter. fuboTV anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing fuboTV’s views as of any date subsequent to the date of this letter.

(fuboTV Inc. Financial Statements begin on the following pages)

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fuboTV Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	For the Three Months Ended
	March 31,
	2021	2020
	Unaudited	Unaudited
Revenues
Subscriptions	$107,114	$-
Advertisements	12,606	-
Other	-	7,295
Total revenues	119,720	7,295
Operating expenses
Subscriber related expenses	113,307	-
Broadcasting and transmission	10,551	-
Sales and marketing	22,143	-
Technology and development	11,438	-
General and administrative	18,154	20,203
Depreciation and amortization	9,209	5,220
Total operating expenses	184,802	25,423
Operating loss	(65,082)	(18,128)

Other income (expense)
Interest expense and financing costs	(2,454)	(2,581)
Amortization of debt discount	(2,512)	-
Loss on issuance of notes, bonds and warrants	-	(24,053)
Loss on deconsolidation of Nexway	-	(11,919)
Change in fair value of warrant liabilities	(585)	(366)
Change in fair value of subsidiary warrant liabilities	-	(15)
Change in fair value of shares settled liability	-	(180)
Change in fair value of derivative liability	-	297
Other expense	(18)	(436)
Total other expense	(5,569)	(39,253)
Loss before income taxes	(70,651)	(57,381)
Income tax benefit	465	1,038
Net loss	(70,186)	(56,343)
Less: net loss attributable to non-controlling interest	76	873
Net loss attributable to controlling interest	$(70,110)	$(55,470)
Less: Deemed dividend - beneficial conversion feature on preferred stock	-	(171)
Net loss attributable to common stockholders	$(70,110)	$(55,641)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.59)	$(1.83)
Weighted average shares outstanding:
Basic and diluted	118,584,166	30,338,073

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fuboTV Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2021	2020
	Unaudited	Audited
ASSETS
Cash and cash equivalents	$459,532	$134,942
Accounts receivable, net	17,968	17,495
Prepaid and other current assets	6,149	4,277
Total current assets	483,649	156,714

Property and equipment, net	2,546	1,771
Restricted cash	5,403	1,279
Intangible assets, net	207,376	216,449
Goodwill	489,089	478,406
Right-of-use assets	4,388	4,639
Other non-current assets	391	91
Total assets	$1,192,842	$859,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	22,677	31,160
Accrued expenses	130,698	126,393
Notes payable	4,718	4,593
Deferred revenue	20,199	17,428
Warrant liabilities	8,030	22,686
Short-term borrowings	17,736	24,255
Current portion of lease liability	695	799
Total current liabilities	204,753	227,314

Convertible notes, net of discount	304,344	-
Deferred income taxes	4,635	5,100
Lease liability	3,720	3,859
Other long-term liabilities	83	128
Total liabilities	517,535	236,401

Stockholders’ equity:
Series AA Convertible Preferred stock, par value $0.0001, 35,800,000 shares authorized, no shares outstanding and 23,219,613 shares issued and outstanding as of March 31, 2021 and December 31, 2020	-	406,665
Common stock par value $0.0001: 400,000,000 shares authorized; 140,549,783 and 92,490,768 shares issued at March 31, 2021 and December 31, 2020, respectively; 140,372,851 and 91,690,768 shares outstanding at March 31, 2021 and December 31, 2020, respectively	14	9
Additional paid-in capital	1,383,029	853,824
Treasury stock, at cost, 176,932 and 800,000 shares at March 31, 2021 and December 31, 2020, respectively	-	-
Accumulated deficit	(696,566)	(626,456)
Non-controlling interest	(11,170)	(11,094)

Total stockholders’ equity	675,307	622,948
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,192,842	$859,349

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fuboTV Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended
	March 31,
	2021	2020
	Unaudited	Unaudited
Cash flows from operating activities
Net loss	$(70,186)	$(56,343)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,209	5,220
Stock-based compensation	9,374	9,061
Loss on deconsolidation of Nexway, net of cash retained by Nexway	-	8,564
Loss on issuance of notes, bonds and warrants	-	24,053
Common stock issued in connection with note payable	-	67
Amortization of debt discount	2,512	1,664
Deferred income tax benefit	(465)	(1,038)
Change in fair value of derivative liability	-	(297)
Change in fair value of warrant liabilities	585	366
Change in fair value of subsidiary warrant liabilities	-	15
Change in fair value of shares settled liability	-	180
Amortization of right-of-use assets	251	13
Accrued interest on note payable	125	112
Other	(5)	(55)
Changes in operating assets and liabilities of business, net of acquisitions:	-	-
Accounts receivable	(473)	(927)
Notes receivable	-	(179)
Prepaid expenses and other assets	(2,419)	1,102
Accounts payable	(8,528)	1,295
Accrued expenses	3,625	(277)
Due from related parties	-	(60)
Deferred revenue	2,771	-
Lease liability	(243)	(14)
Net cash used in operating activities	(53,867)	(7,478)

Cash flows from investing activities
Advance to fuboTV	-	(2,421)
Cash portion paid for acquisition	(1,740)	-
Purchases of property and equipment	(639)	-
Net cash used in investing activities	(2,379)	(2,421)

Cash flows from financing activities
Proceeds from sale of common stock and warrants, net of fees	-	2,297
Proceeds from convertible note, net of issuance costs	389,946	900
Proceeds from exercise of stock options	776	-
Proceeds from the exercise of common stock warrants	812	-
Repayments of convertible notes	-	(550)
Repayments of notes payable and short-term borrowings	(6,574)	-
Proceeds from the issuance of Series D Preferred Stock	-	203
Redemption of Series D Preferred Stock	-	(272)
Proceeds from related parties	-	78
Repayments to related parties	-	(300)
Net cash provided by financing activities	384,960	2,356

Net increase (decrease) in cash, cash equivalents and restricted cash	328,714	(7,543)
Cash, cash equivalents and restricted cash at beginning of period	136,221	7,624
Cash, cash equivalents and restricted cash at end of period	$464,935	$81

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Key Metrics and Non-GAAP Measures

Paid Subscribers

We believe the number of paid subscribers is a relevant measure to gauge the size of our user base. Total subscribers that have completed registration with fuboTV, have activated a payment method (only reflects one paying user per plan), from which fuboTV has collected payment from in the month ending the relevant period.

Attachments

Attachments are incremental add-ons sold on top of the base subscription.

Attach Rate

The Attach Rate represents the total number of Attachments at the end of the period divided by the number of Subscribers at the end of the period.

Monthly Active Users (MAUs)

Monthly Active Users (MAU) refers to the total count of Paid Subscribers that have consumed content for greater than 10 seconds in the 30-days preceding the period-end indicated.

Daily Active Users (DAUs)

Daily Active Users (DAU) refers to the total count of Paid Subscribers that have consumed content for greater than 10 seconds in a given day

Content Hours

We believe the number of Content Hours streamed on our platform is a relevant measure to gauge user engagement. Content Hours is defined as the sum of total hours of content watched on the fuboTV platform for a given period.

Monthly Content Hours Watched per MAU

Content Hours per MAU refers to the total hours of content viewed by MAUs in a given month divided by the MAU count in the period.

Daily Content Hours Watched per DAU (“Daily Engagement”)

Content Hours per DAU refers to the total hours of content viewed by DAUs in a given day, divided by the DAU count in the day.

Monthly Subscription Average Revenue per User (Monthly Sub ARPU)

Sub ARPU (Average Revenue Per User) is a fuboTV measure defined as total subscriber revenue collected in the period divided by the average daily paid subscribers in such period divided by the number of months in the period.

Monthly Advertising Average Revenue per User (Monthly Ad ARPU)

Ad ARPU (Average Revenue Per User) is a fuboTV measure defined as total advertising revenue in the period divided by the average daily paid subscribers in such period divided by the number of months in the period.

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Monthly Average Revenue per User (Monthly ARPU)

We believe Monthly Average Revenue Per User (ARPU) is a relevant measure to gauge the revenue received per subscriber on a monthly basis. ARPU is a fuboTV measure defined as total subscriber revenue collected in the period (subscriber and advertising revenues excluding other revenues) divided by the average daily paid subscribers in such period divided by the number of months in the period.

Average Cost Per User (ACPU)

We believe Monthly Average Cost Per User (ACPU) is a relevant measure to gauge our variable expenses per subscriber. ACPU reflects variable COGS per user defined as subscriber related expenses less minimum guarantees expensed, payment processing for deferred revenue, In-App-Billing (IAB) fees for deferred revenue and other subscriber related expenses in a given period, divided by the average daily subscribers in the period, divided by the number of months in the period.

Adjusted Contribution Margin

We believe Adjusted Contribution Margin (ACM) is a relevant metric to gauge our per-subscriber profitability. ACM is a non-GAAP measure that measures variable costs against subscriber revenue. ACM is calculated by subtracting ACPU from ARPU.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure defined as Net Loss, adding back Depreciation and Amortization, Stock-based compensation, Other expenses (subtracting if positive), Income tax income (subtracting if a benefit), and other one-time non-cash non-recurring expenses.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is a non-GAAP measure defined as Adjusted EBITDA divided by revenue.

Reconciliation of Non-GAAP Financial Measures

Certain measures used in this letter, including Adjusted EBITDA, Adjusted EBITDA Margin, ARPU, Advertising ARPU and Adjusted Contribution Margin are non-GAAP financial measures. We believe Adjusted EBITDA, Adjusted EBITDA Margin, ARPU, Advertising ARPU, ACPU, Adjusted Operating Expenses and Adjusted Contribution Margin are useful financial measures for investors as they are supplemental measures used by management in evaluating our core operating performance. Our non-GAAP financial measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. First, these non-GAAP financial measures are not a substitute for GAAP revenue. Second, these non-GAAP financial measures may not provide information directly comparable to measures provided by other companies in our industry, as those other companies may calculate their non-GAAP financial measures differently.

The following tables reconcile the most directly comparable GAAP financial measure to the non-GAAP financial measure.

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fuboTV Inc.

Reconciliation of Revenue to Non-GAAP Platform Bookings and Reconciliation of Subscriber Related Expenses to Non-GAAP Variable COGS and Adjusted Contribution Margin

(in thousands, except average subscribers and average per user amounts)

Year-over-Year Comparison

	Three Months Ended
	March 31, 2021	March 31, 2020	March 31, 2019
	As-Reported	Pro-forma Combined fubo Pre-Merger and Facebank Pre-Merger excluding Facebank AG and excluding Nexway	Pro-forma Combined fubo Pre-Merger and Facebank Pre-Merger excluding Facebank AG and excluding Nexway
Revenue	$119,720	$51,047	$28,616
Subtract:
Other Revenue	0	(537)	(118)
Prior period subscriber deferred revenue	(17,344)	(9,377)	(3,802)
Add:
Current period subscriber deferred revenue	20,118	8,066	3,408
Non-GAAP Platform Bookings	122,494	49,199	28,105
Divide:
Average Subscribers	590,961	302,788	215,699
Months in Period	3	3	3
Non-GAAP Monthly Average Revenue per User (Monthly ARPU)	$69.09	$54.16	$43.43

Subscriber Related Expenses	$113,307	$58,000	$43,492
Add:
Payment Processing for Deferred Revenue (current period)	(64)	161	80
In-App Billing Fees for Deferred Revenue (current period)	6	41	92
Content Credits	4,843	0	0
Subtract:
Minimum Guarantees Expensed	(405)	(9,567)	(11,083)
Payment Processing for Deferred Revenue (prior period)	53	(206)	0
In-App Billing Fees for Deferred Revenue (prior period)	13	(53)	(95)
Other Subscriber Related Expenses	(1,691)	(629)	(550)
Non-GAAP Variable COGS	116,062	47,747	31,936
Divide:
Average Subscribers	590,961	302,788	215,699
Months in Period	3	3	3
Non-GAAP Monthly Average Cost per User (Monthly ACPU)	$65.47	$52.56	$49.35

Non-GAAP Monthly Average Revenue per User (Monthly ARPU)	$69.09	$54.16	$43.43
Subtract:
Non-GAAP Monthly Average Cost per User (Monthly ACPU)	$65.47	$52.56	$49.35
Divide:
Non-GAAP Monthly Average Revenue per User (Monthly ARPU)	$69.09	$54.16	$43.43
Non-GAAP Adjusted Contribution Margin	5.3%	3.0%	-13.6%

16

fuboTV Inc.

Reconciliation of Subscription Revenue to Non-GAAP Subscription ARPU and Reconciliation of Advertising Revenue to Non-GAAP Advertising ARPU

(in thousands, except average subscribers and average per user amounts)

Year-over-Year Comparison

	Three Months Ended
	March 31, 2021	March 31, 2020	March 31, 2019
	As-Reported	Pro-forma Combined fubo Pre-Merger and Facebank Pre-Merger excluding Facebank AG and excluding Nexway	Pro-forma Combined fubo Pre-Merger and Facebank Pre-Merger excluding Facebank AG and excluding Nexway
Subscription Revenue (GAAP)	$107,114	$46,388	$26,627
Subtract:
Prior period subscriber deferred revenue	(17,345)	(9,377)	(3,802)
Add:
Current period subscriber deferred revenue	20,118	8,066	3,408
Non-GAAP Subscription Platform Bookings	109,887	45,077	26,233
Divide:
Average Subscribers	590,961	302,788	215,699
Months in Period	3	3	3
Non-GAAP Monthly Subscription Average Revenue per User (Monthly ARPU)	$61.98	$49.62	$40.54

Advertising Revenue (GAAP)	$12,606	$4,122	$1,871
Divide:
Average Subscribers	590,961	302,788	215,699
Months in Period	3	3	3
Non-GAAP Monthly Advertising Average Revenue per User (Monthly ARPU)	$7.11	$4.54	$2.89

17

fuboTV Inc.

Reconciliation of Operating Expenses to Non-GAAP Adjusted Operating Expenses and Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA

(in thousands)

Year-over-Year Comparison

	Three Months Ended
	March 31, 2021	March 31, 2020	March 31, 2019
	As-Reported	Pro-forma Combined fubo Pre-Merger and Facebank Pre-Merger excluding Facebank AG and excluding Nexway	Pro-forma Combined fubo Pre-Merger and Facebank Pre-Merger excluding Facebank AG and excluding Nexway
Reconciliation of GAAP Operating Expenses to Non-GAAP Adjusted Operating Expenses
Operating Expenses	$184,803	$102,745	$72,047
Depreciation and amortization of intangible assets	(9,210)	(5,355)	(124)
Stock-based Compensation	(9,374)	(9,429)	(5,153)
Adjusted Operating Expenses	166,219	87,961	66,770

Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(70,186)	$(66,603)	$(40,650)
Depreciation and amortization of intangible assets	9,210	5,355	124
Stock-based Compensation	9,374	9,429	5,153
Other income (expense)	5,569	15,941	(1,614)
Income tax benefit (expense)	(465)	(1,036)	(1,167)
Adjusted EBITDA	(46,499)	(36,914)	(38,154)

Adjusted EBITDA	(46,499)	(36,914)	(38,154)
Divide:
Revenue	119,720	51,047	28,616
Adjusted EBITDA Margin	-38.8%	-72.3%	-133.4%

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# # #

Contacts

Investor Contact:

The Blueshirt Group for fuboTV

ir@fubo.tv

Media Contacts:

Jennifer L. Press, fuboTV

jpress@fubo.tv

Katie Minogue, fuboTV

kminogue@fubo.tv

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